Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

UroGen Pharma Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Ordinary Shares, par value NIS 0.01 per share	457(c)	12,579,156	$17.35	$218,248,357	0.00011020	$24,051

(1)

Consists of an aggregate of 12,579,156 ordinary shares of UroGen Pharma Ltd., which includes 5,278,776 ordinary shares issuable upon the exercise of pre-funded warrants, all of which were acquired by the selling shareholders in a private placement. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the ordinary shares being registered hereunder as a result of splits, dividends or similar transactions.

(2)	Pursuant to Rule 457(c), calculated on the basis of the average of the high and low prices per ordinary share reported on The Nasdaq Global Market on September 7, 2023.